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                                                                   Exhibit 10.62

                                    AGREEMENT

         THIS AGREEMENT (this "Agreement") is made and is effective as of October 20, 2003, (the "Effective Date") between Dr. Robert L. Hunter ("Hunter") and CytRx Corporation, a Delaware corporation ("CytRx") with reference to the following facts:

         A. CytRx has developed CytRx Know-How (as hereinafter defined) and has CytRx Patent Rights (as hereinafter defined) in the fields of:

                  (i) The composition and use of surface-active copolymers exemplified by poloxamer 188 to treat ischemic tissue, myocardial damage, stroke, pathological hydrophobic interactions in biological fluids, tissue damaged by reperfusion injury, sickle cell disease, and in performing angioplasty procedures (with the CytRx Know-How and CytRx Patent Rights in this field referred to collectively as the "FLOCOR Intellectual Property");

                  (ii) the composition and use of surface active copolymers (exemplified by poloxamers, reverse poloxamers and diether fatty acid conjugates of poloxyethylene) to treat infections caused by microorganisms, including bacteria, fungi, and viruses and to treat tumors (with the CytRx Know-How and CytRx Patent Rights in this field referred to collectively as the "Anti-Infectives Intellectual Property"); and

                  (iii) conventional vaccine adjuvants exemplified by poloxamer P1005 (with the CytRx Know-How and CytRx Patent Rights in this field referred to collectively as the "OptiVax Intellectual Property").

         B. CytRx has exclusively licensed to Merck & Co. ("Merck), Ivy Animal Health, Inc. ("Ivy Animal Health"), TiterMax USA, Inc. ("TiterMax"), and Vical Inc. ("Vical"), and has granted an option to acquire an exclusive license to Progenics Pharmaceuticals, Inc. ("Progenics"), CytRx Know-How and CytRx Patent Rights in certain fields under agreements collectively referred to as the CytRx Licenses, copies of which are attached hereto as SCHEDULE A.

         C. Hunter has previously participated in the development of most of the poloxamer technology that is the subject of the Licensed Intellectual Property (as hereinafter defined) and has developed Hunter Know-How (as hereinafter defined).

         D. CytRx and Hunter wish to continue the development and subsequent commercialization of the FLOCOR Intellectual Property, the Anti-Infectives Intellectual Property and the Opti-Vax Intellectual Property (collectively referred to as the "Licensed Intellectual Property") and other potential technologies in the field of FLOCOR, Opti-Vax and Anti-Infectives (as such terms are hereinafter defined) through a jointly owned new corporation to be formed by them and named SynthRx Inc. ("SynthRx").

         E. CytRx and Hunter wish to provide for the formation and operation of SynthRx, for Hunter to provide the initial capital for SynthRx, for SynthRx to obtain an exclusive license under the Licensed Intellectual Property from CytRx and for both CytRx and Hunter to provide know how to SynthRx upon the terms and conditions set forth herein.

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         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

         1.1 The term "Affiliate" shall mean (i) any corporation or business entity of which 50% or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by SynthRx, Hunter or CytRx; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds 50% or more of the securities or other ownership interests representing the equity or the voting stock of SynthRx or CytRx.

         1.2      The term "Anti-Infectives" shall mean
polyoxypropylene/polyoxyethylene copolymers and other polyoxyethylene conjugates having therapeutic activity or having the ability to enhance the therapeutic activity of other agents against infective organisms, including bacteria, viruses and fungi.

         1.3 The term "CytRx Know-How" shall mean contracts, information and materials, including but not limited to, discoveries, Improvements, processes, formulas, data, know-how and trade secrets, patentable or otherwise, which (i) are in CytRx's possession or control at the Effective Date or are developed by CytRx during the term of this Agreement, if any, (ii) are not generally known, (iii) are valuable to SynthRx in connection with the research, development, marketing, use or sale of Licensed Products in the Field in the Territory, and (iv) CytRx has the right to provide to SynthRx.

         1.4 The term "CytRx Licenses" shall mean the previously entered into exclusive license agreements between CytRx and Merck, Ivy Animal Health, Titermax and Vical and the exclusive license agreement to be entered into between CytRx and Progenics upon Progenics exercising the option previously granted to it by CytRx for certain CytRx Know-How and CytRx Patent Rights for certain fields as defined in each license agreement listed in SCHEDULE A.

         1.5 The term "CytRx Patent Rights" shall mean (i) all United States or foreign patents or patent applications, and patents to be issued pursuant thereto, owned by or licensed to CytRx, related to Flocor, Opti-vax or the Anti-Infectives, excluding the use in certain fields that are covered in the CytRx Licenses listed in SCHEDULE A hereto; or (ii) are divisions, continuations, reissues, renewals, extensions, supplementary protection certificates, utility models and the like of any such United States patents and patent applications and foreign equivalents thereof. Hunter and CytRx acknowledge that the patent rights licensed from Rush-Presbyterian-St. Luke's Medical Center have reverted to Rush, that they are no longer part of CytRx Patent Rights and that SynthRx must negotiate directly with Rush if it is to obtain rights to these parts of the Anti-Infectives Intellectual Property.

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         1.6      The term "Field" shall mean the use of Licensed Intellectual
Property in all fields for FLOCOR, Anti-Infectives and Opti-Vax, set forth in recital A to this Agreement except for those fields of use that are or will be licensed under the CytRx Licenses.

         1.7 The term "FLOCOR" shall mean surface-active copolymers of an ethylene oxide-propylene oxide condensation product that have cytoprotective, rheologic and antithrombotic activities exemplified by poloxamer 188.

         1.8      The term "Opti-Vax" shall mean novel
polyoxyethylene/polyoxypropylene copolymers that are high molecular weight molecules and are useful as vaccine adjuvants.

         1.9 The term "Hunter Know-How" shall mean information and materials, including but not limited to, discoveries, improvements, processes, formulas, dates, know-how and trade secrets, patentable or otherwise, which are in Hunter's possession or control at the Effective Date or are developed by Hunter alone or with others during the term of this Agreement, if any, (i) are not generally known, (ii) are valuable to SynthRx in connection with the research, development, marketing, use or sale of the Licensed Products in the Field in the Territory, and (iii) which Hunter has the right to provide to SynthRx. Hunter's rights are subject to an employment agreement with the University of Texas-Houston.

         1.10 The term "Hunter Patent Rights" shall mean in the fields of Flocor, the antiinfectives and OptiVax (i) all United States or foreign patents or patent applications and patents to be issued pursuant thereto, owned by or licensed to Hunter, including but not limited to those listed in SCHEDULE B hereto; or (ii) are divisions, continuations, reissues, renewals, extensions, supplementary protection certificates, utility models and the like of any such United States patents and patent applications and foreign equivalents thereof.

         1.11 The term "License Agreement" shall mean the License Agreement between CytRx and SynthRx in the form set forth in SCHEDULE C hereto.

         1.12 The term "Licensed Product" shall mean a Product for use in the Field, which in the absence of this Agreement would infringe one or more claims of the CytRx Patent Rights, or a Product that is made using a process or method covered by one or more claims of the CytRx Patent Rights.

         1.13 The term "Proprietary Information" shall mean all SynthRx Know-How, Hunter Know-How and CytRx Know-How, and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing or orally or by sensory detection, which is provided by one party to the other party in connection with this Agreement.

         1.14 The term "Product" shall mean any prescription or over-the-counter prophylactic, diagnostic or therapeutic product, vaccine or device for use in the Field in the Territory.

         1.15 The term "Territory" shall mean all of the countries in the world.

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                                   ARTICLE II.
                       FORMATION AND OPERATION OF SYNTHRX

         2.1 Formation and Initial Capitalization of SynthRx. Within 20 business days following the Effective Date (the "Closing Date"), Hunter and CytRx shall form SynthRx and provide it with the CytRx Know How and Hunter Know How components of their capital contributions (which shall be returned to them by SynthRx in the event Hunter or CytRx fails to make the balance of his or its capital contribution as set forth in this Section 2.1). Within 20 business days following Hunter's completion of the sale of his CytRx shares (described below), Hunter and CytRx shall provide the additional contributions of capital for SynthRx described in this Section 2.1, with each of these contributions to be conditioned upon the other and with the date on which such contributions are made being referred to herein as the "Second Closing Date." The initial capital to be provided by Hunter pursuant to this Section 2.1 (the "Hunter Capital Contribution") shall be in the form of the foregoing Hunter Know-How and a cash contribution to SynthRx in an amount equal to 85% of the net proceeds (after brokerage commissions) from sale of 497,000 shares of CytRx common stock (the "Hunter Shares") to a third party, which sale shall be effected by Hunter not later than the 90th business day following the Effective Date. Hunter hereby represents that, subject to applicable community property laws, he is the sole owner of the Hunter Shares, free and clear of all liens, claims and encumbrances, and has the right to sell and transfer all of the Hunter Shares without the consent of any third party in a Rule 144(k) transaction under the Securities Act of 1933. CytRx shall provide reasonable assistance to Hunter in identifying and completing the sale of the Hunter Shares to a third party but makes no representation or warranty as to the price per share that will be received by Hunter or the amount of federal or state taxes that will be payable by Hunter in connection with his sale of the Hunter Shares. CytRx will make its capital contribution, which will be in the form of the foregoing CytRx Know-How and a transfer of property in the form of the grant of the license described in
Section 2.2 hereof (the "CytRx Capital Contribution") with the license grant to be made concurrently with Hunter making the cash portion of the Hunter Capital Contribution. In consideration of the Hunter Capital Contribution and CytRx Capital Contribution, SynthRx shall issue Hunter a number of shares of its common stock equal to 80.1% of the total outstanding capital stock of SynthRx on the Closing Date and shall issue CytRx a number of shares of its common stock equal to 19.9% of the total outstanding capital stock of SynthRx on the Closing Date.

         2.2 Transfer of License for Stock and Cash Payment. On the Second Closing Date, SynthRx shall, in consideration of the grant of the license to the Licensed Intellectual Property set forth in Section 3.1 hereof, (i) issue CytRx all of the shares of common stock described in Section 2.1 hereof and (ii) make a cash payment to CytRx equal in amount to the Hunter Capital Contribution, less $500,000 that will be retained by SynthRx for its initial working capital (the "CytRx Cash License Payment"). The common shares issued to Hunter and CytRx pursuant to Section 2.1 hereof shall be the only capital shares of SynthRx that will be initially issued, and SynthRx shall as of the Closing and the Second Closing Date have no other obligation to issue any of its securities or have any other debt or financial obligations to Hunter other than reimbursement of actual direct expenditures for the establishment of SynthRx, CytRx or any third party (except for other obligations set forth in this Agreement).

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         2.3      CytRx Data Transfer. CytRx will transfer to SynthRx all
regulatory filings (including, without limitation, all INDs), tangible materials (including finished drug, work-in-progress, drug substance and drug product) and records, notes, data and other information or know how pertaining to FLOCOR, OptiVax and its Anti-Infectives patent portfolio. SynthRx acknowledges that CytRx has agreed to permit TransForm Pharmaceuticals, Inc. ("TransForm") access to and the right to reference certain existing FLOCOR data under an agreement that has been provided to SynthRx (the "TransForm Agreement"). SynthRx agrees to comply with the terms of the TransForm Agreement, and CytRx will be entitled to retain any amounts payable by TransForm to CytRx under the terms of that agreement. CytRx shall have the right to sublicense the rights to use Poloxamer 188 to TransForm Pharmaceuticals as an "excepient" in animal drug products and with written permission from SynthRx for human drug products, and CytRx shall be entitled to retain all license fees, royalties or other compensation generated by such sublease. CytRx agrees to reimburse any SynthRx expenses associated with the TransForm Agreement, including employee time.

         2.4 CytRx Materials Transfer. CytRx will transfer all product and data related to the product being stored and transferred pursuant to this
Section 2.4 covered by this Agreement to SynthRx on the Second Closing Date. SynthRx will be assigned ownership by CytRx of all existing FLOCOR product currently in storage and any existing polymer products related to any of the licensed technologies, which will be held at their current storage sites at SynthRx's expense or at SynthRx's election will be transferred to alternative locations at SynthRx's expense. This includes FLOCOR at Hanson Cold Storage, an undetermined amount in storage at Quintiles that has been put into vials with a buffer for clinical trial use, a small amount at HITEX in France, data and samples in storage at Covance, and samples that are in the freezer at CytRx's Atlanta office. The material at Hanson and Quintiles will have to be retested by SynthRx before use. SynthRx will reserve up to 2 kg of purified FLOCOR material and will make that available at no charge to CytRx. CytRx makes no representation or warranty as to the physical condition or usability in any future clinical trials of any of these drug products or materials.

         2.5 Hunter Know-How Transfer. Hunter will transfer to SynthRx all information and materials related to Flocor, OptiVax and the Anti-Infectives, including but not limited to, discoveries, improvements, processes, formulas, dates, know-how and trade secrets, patentable or otherwise, which are in Hunter's possession or control at the Effective Date or are developed by Hunter alone or with others during the term of this Agreement, if any, that (i) are not generally known, (ii) are necessary to SynthRx in connection with the research, development, manufacture, marketing, use or sale of the Licensed Products in the Field in the Territory, and (iii) which Hunter has the right to provide to SynthRx.

         2.6 Management of SynthRx. SynthRx shall have a Board of Directors consisting of five members, who shall be Hunter, three additional directors designated by Hunter and a fifth director designated by CytRx. At CytRx's sole discretion, CytRx may, in lieu of designating a director to SynthRx Board of Directors, designate an observer who shall be entitled to attend all SynthRx Board of Director meetings. The Chief Executive Officer of SynthRx shall be Hunter or an individual designated by Hunter or the SynthRx Board of Directors.

         2.7 Additional Financings. CytRx shall have the right with respect to any subsequent issuance of securities by SynthRx to maintain its then percentage interest (19.9% on a fully

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diluted basis) in SynthRx's capital stock by purchasing up to its pro rata share of the securities proposed to be issued so as to maintain CytRx's percentage interest in SynthRx, upon the same financial terms as which SynthRx proposes to issue these securities to any third party. CytRx shall be required to exercise this pre-emptive right not later than 30 days following written notice from SynthRx of the proposed issuance, and this pre-emptive right shall not apply to any issuance of (i) securities offered to the public pursuant to an IPO by SynthRx or (ii) securities issued or to be issued to officers, directors, employees or consultants pursuant to a stock option plan, employee stock purchase plan or other similar plan that is approved by SynthRx's Board of Directors. SynthRx shall not initiate any action (such as the repurchase of outstanding shares of its common stock) that would cause CytRx's ownership percentage of SynthRx to increase to in excess of 19.9% if such increase, in the opinion of CytRx's independent public accountants would require CytRx to consolidate SynthRx's operating results with those of CytRx or have any other materially adverse accounting impact on CytRx.

         2.8 Right of First Refusal. In the event Hunter or his Affiliates propose to sell or transfer any of their SynthRx securities to a third party in a transaction not covered by Section 2.10, CytRx shall have a right of first refusal to purchase all or any portion of those securities (the "Hunter Transfer Shares") upon the same financial terms as proposed to be paid by the third party. CytRx shall have 30 days from receipt of a written notice from Hunter or his Affiliate identifying the proposed purchaser, the financial terms of the proposed sale or transfer and all other material terms and conditions of the proposed transaction in which to exercise this right of first refusal and to pay for the Hunter Transfer Shares that it elects to purchase. Hunter or his Affiliate thereafter will have 90 days to complete the sale or transfer of the Hunter Transfer Shares not purchased by CytRx on financial and other terms no less favorable to Hunter or his Affiliate than those set forth in the foregoing notice.

         2.9 Registration Rights. CytRx will have customary piggyback registration rights with respect to all of its SynthRx securities. In addition, CytRx shall have the right at any time commencing on or after 9 months from an Initial Public Offering to require SynthRx to register on the appropriate SEC form of registration statement any or all of CytRx's SynthRx securities for resale or in connection with the distribution by CytRx of these securities to its shareholders. SynthRx shall bear all of the expenses of any registration of CytRx's SynthRx securities under this Section 2.9.

         2.10 Strategic Transactions. In the event of a merger, consolidation or sale of assets by SynthRx in which SynthRx's shareholders are to receive any payments for or with respect to their SynthRx shares, CytRx shall have the right to require its payment options be no less favorable than any other shareholder. In the event SynthRx seeks to enter into any strategic alliance, joint venture, merger or acquisition, financing, any in-licensing or out-licensing of a technology or other similar transaction (a "Strategic Transaction"), it may request the assistance of CytRx in structuring and completing such Strategic Transaction. If CytRx provides this assistance, SynthRx shall pay CytRx for this assistance an amount equal to 10% of all consideration received or paid (including debt assumed) by SynthRx throughout the term of the Strategic Transaction, including without limitation license payments, milestone payments, or royalties, with any such payment to be deemed to be an additional payment for the license granted to SynthRx under Article III hereof. In the case of payments to CytRx for this assistance in connection with any sublicensee of the license granted to SynthRx under Article III hereof, the

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total amount to be paid to CytRx under this Section 2.10 and under the license shall not exceed 25% of the license fee, milestone payments and royalties paid by the sublicensee to SynthRx.

                                  ARTICLE III.
                                     LICENSE

         3.1      SynthRx License Grant. Subject to the payment set forth in
Section 2.2 hereof, CytRx shall grant to SynthRx effective as of the Second Closing Date an exclusive license in the Territory, with the right to sublicense, the Licensed Intellectual Property to research, develop, use, manufacture, have manufactured, sell, offer to sell or have sold (i) Licensed Products; and (ii) Opti-Vax as it relates to use in the Field. The license shall be in the form of the License Agreement attached hereto as SCHEDULE C, which shall be executed by SynthRx and CytRx effective as of the Closing Date.

         3.2 Assignment of Hunter Intellectual Property. Hunter shall assign to SynthRx without any further payment by SynthRx all of Hunter's rights, title and interest in and to the Hunter Know-How effective as of the Closing Date. Within 60 days of the Closing Date, Hunter shall make available to SynthRx in English and in writing for its use, Hunter Know-How in Hunter's possession as of the Closing Date, including but not limited to the embodiments of such Hunter Know-How as set forth on the attached SCHEDULE D. Hunter also warrants that he has no pending patent applications. During the term of this Agreement Hunter shall promptly disclose to SynthRx in writing on an ongoing basis all Hunter Know-How not previously disclosed.

                                   ARTICLE IV.
                         CONFIDENTIALITY AND PUBLICATION

         4.1 Nondisclosure Obligation. All Proprietary Information disclosed by a disclosing party to a receiving party hereunder shall be maintained in confidence by the receiving party and shall not be disclosed to a non-party or used for any purpose except as set forth herein without the prior written consent of the disclosing party, except to the extent that such Proprietary Information:

                  (a) is known by recipient at the time of its receipt, and not through a prior disclosure by the disclosing party, as documented by business records;

                  (b)      is properly in the public domain;

                  (c) is subsequently disclosed to the receiving party by a third party who may lawfully do so and is not under an obligation of confidentiality to the disclosing party;

                  (d) is developed by the receiving party independently of Proprietary Information received from the disclosing party as documented by business records;

                  (e) is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market Licensed Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations upon prior review and consent of the disclosing party;

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                  (f)      is deemed necessary by SynthRx to be disclosed to
sublicensees, agents, consultants, Affiliates, distributors and/or other third parties for the research and development, manufacture, use sale or offer for sale of Licensed Products (or for such parties to determine their interest in performing such activities) in accordance with this Agreement on the condition that such third parties agree to be bound by the confidentiality obligations contained in this Agreement, provided the term of confidentiality for such third parties shall be no less than ten (10) years; or

                  (g) is required to be disclosed by law or court order, provided that notice is promptly delivered to the other party in order to provide an opportunity to challenge or limit the disclosure obligations.

                                   ARTICLE V.
                              TERM AND TERMINATION

         5.1 Term and Expiration. This Agreement shall continue in effect until the later of ten years from the Effective Date or expiration of all royalty obligations under the License Agreement.

         5.2 Termination for Cause. Either CytRx or Hunter may terminate this Agreement by written notice to the other party prior to the Second Closing Date in the event the other party fails to cure a breach of its obligations under this Agreement within 10 days after receiving written notice of such breach. After the Second Closing Date, either CytRx or SynthRx may terminate this Agreement by written notice to the other party in the event the other party fails to cure a breach of its obligations under this Agreement within 30 days after receiving written notice of such breach. In addition to terminating this Agreement and any other remedies that may be available to CytRx as a result of any uncured breach by Hunter or SynthRx under this Agreement, CytRx shall be entitled to terminate the license granted under the License Agreement.

                                   ARTICLE VI.
                                  MISCELLANEOUS

         6.1 Assignment. This Agreement may not be assigned by Hunter or CytRx prior to the Closing Date. After the Closing Date, CytRx or SynthRx may assign this Agreement without the other party's consent in connection with a merger into, a consolidation with, or a transfer of all or substantially all of its corporate assets or the transfer of all or substantially all of the assets related to the product line to which this Agreement pertains as an entirety or to any corporation, partnership or other person or entity, so long as the successor surviving person or entity in any such merger, consolidation, partnership or other person or entity transfer or reorganization assumes in writing the obligations of this Agreement. Such merger, consolidation, transfer or reorganization shall not in any way be a breach of this Section 6.1, nor be a default under this Agreement. Any permitted assignee shall assume all obligations of its assignor under the Agreement.

         6.2 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality

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and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the parties. The parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

         6.3 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized overnight or second day courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                if to CytRx, to:            CytRx Corporation
                                            11726 San Vicente Boulevard
                                            Suite 650
                                            Los Angeles, California 90049
                                            Attention: President & CEO
                                            Facsimile No. (310) 826-5529

                if to Hunter, to:           Robert L. Hunter
                                            4606 Willow
                                            Bellaire, TX 77401

                                            Facsimile No.: (713) 500 - 0732

                if to SynthRx, to:          To be provided when SynthRx becomes
                                            operational________________________
                                            ___________________________________
                                            Facsimile No.:  (_____)____________

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by telecopier on a business day, on the business day after dispatch if sent by nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail.

         6.4 Applicable Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the United States without reference to any rules of conflict of laws.

         6.5 Dispute Resolution. The parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the parties do not fully settle, and a party wishes to pursue the matter, each such dispute, controversy or claim that is not an "Excluded Claim" shall be finally resolved by binding arbitration in Las Vegas, Nevada in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association ("AAA"), and judgment on the arbitration award may be entered in any court having

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jurisdiction thereof. A panel of three persons experienced in the pharmaceutical business shall conduct the arbitration. Within 30 days after initiation of arbitration, each party shall select one person to act as arbitrator and the two party-selected arbitrators shall select a third arbitrator within 30 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the AAA shall appoint the third arbitrator. Any party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Any party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a party's compensatory damages. Each party shall bear its own costs and expenses and attorneys' fees and an equal share of the arbitrators' and any administrative fees of arbitration. Except to the extent necessary to confirm an award or as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Texas statute of limitations. As used in this Section, the term "Excluded Claim" shall mean a dispute, controversy or claim that concerns
(a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

         6.6 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of the Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by each of the parties hereto.

         6.7 Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         6.8 Independent Contractors. It is expressly agreed that the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. No party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on any other party, without the prior consent of the other party.

         6.9 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

         6.10 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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

         6.11 Waiver of Rule of Construction. Each party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the parties agree that the rule of construction that any ambiguity in this Agreement shall be construed against the drafting party shall not apply.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                                /s/ ROBERT L. HUNTER
                                                --------------------------------
                                                Dr. Robert L. Hunter

                                                Date: October 21, 2003
                                                     --------------------------

                                                CYTRX CORPORATION

                                                By: /s/ STEVEN A. KRIEGSMAN
                                                   ---------------------------

                                                Title:
                                                      ------------------------

                                                Date:
                                                     -------------------------

                                   SCHEDULE A

                               PATENTS & LICENSES

U.S. PATENT

5,554,372 (subject to U.S. government regulations)
5,990,241
6,086,899
RE 36,665
5,567,859
5,696,298
5,824,322
Pending application 90/104,088

RELATED FOREIGN PATENTS

WO96/04932

U.S. PATENT

5,234,683
5,114,708
5,824,322

RELATED FOREIGN PATENTS

596,986               Australia             556              Spain
1,279,822             Canada                228,448          France
36,564                Chile                 228,448          United Kingdom
96,104,742            China                 176,179          Mexico
228,448               Germany               228,448          Netherlands
228,448               EPO                   864,556          South Africa

LICENSE AGREEMENTS

       AGREEMENT                                    DATE
       ---------                                    ----
TiterMax, USA, Inc.                            June 15, 2000
Merck & Co.                                    November 1, 2000
Ivy Animal Health                              February 16, 2001
Vical Incorporated                             December 7, 2001
PSMA Development Co., LLC                      December 23, 2002
(option agreement)
TransForm Pharmaceuticals, Inc.                April 22, 2003

                                   SCHEDULE B

                              HUNTER PATENT RIGHTS

         None

                                   SCHEDULE C

                                LICENSE AGREEMENT

         THIS LICENSE AGREEMENT (this "Agreement") is made and is effective as of ______ ___, 2003, (the "Effective Date") between SynthRx, Inc. a Texas corporation ("SynthRx") and CytRx Corporation, a Delaware corporation ("CytRx") with reference to the following facts:

         A. CytRx has developed CytRx Know-How (as hereinafter defined) and has CytRx Patent Rights (as hereinafter defined) in the fields of:

                  (i) the composition and use of surface-active copolymers exemplified by poloxamer 188 to treat ischemic or damaged tissue, myocardial damage, stroke, pathological hydrophobic interactions in biological fluids, tissue damaged by reperfusion injury, sickle cell disease, cancer and in performing angioplasty procedures (with the CytRx Know-How and CytRx Patent Rights in this field referred to collectively as the "FLOCOR Intellectual Property");

                  (ii) the composition and use of surface active copolymers (exemplified by poloxamers, reverse poloxamers and diether, diester or diamide fatty acid conjugates of poloxyethylene) to treat infections caused by microorganisms, including bacteria, fungi, and viruses and to treat tumors (with the CytRx Know-How and CytRx Patent Rights in this field referred to collectively as the "Anti-Infectives Intellectual Property"); and

                  (iii) conventional vaccine adjuvants exemplified by poloxamer P1005 (with the CytRx Know-How and CytRx Patent Rights in this field referred to collectively as the "OptiVax Intellectual Property").

         B. CytRx has exclusively licensed to Merck & Co. ("Merck), Ivy Animal Health, Inc. ("Ivy Animal Health"), TiterMax USA, Inc. ("TiterMax") and Vical Inc. ("Vical") and has granted an option to acquire an exclusive license to Progenics Pharmaceuticals, Inc. ("Progenics"), CytRx Know-How and CytRx Patent Rights in certain fields under agreements collectively referred to as the CytRx Licenses, copies of which are attached hereto as SCHEDULE A.

         C. Dr. Robert L. Hunter ("Hunter") has previously participated in the development of most of the poloxamer technology that is the subject of the Licensed Intellectual Property (as hereinafter defined) and has developed Hunter Know-How (as hereinafter defined) and has no Hunter Patent Rights (as hereinafter defined).

         D. CytRx and SynthRx wish to continue the development and subsequent commercialization of the FLOCOR Intellectual Property, the Anti-Infectives Intellectual Property and the OptiVax Intellectual Property (collectively referred to as the "Licensed Intellectual Property") pursuant to a license to the Licensed Intellectual Property to be granted by CytRx to SynthRx and upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

         1.1 The term "Affiliate" shall mean (i) any corporation or business entity of which 50% or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by SynthRx, Hunter or CytRx; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds 50% or more of the securities or other ownership interests representing the equity or the voting stock of SynthRx or CytRx.

         1.2      The term "Anti-Infectives" shall mean
polyoxypropylene/polyoxyethylene copolymers and other polyoxyethylene conjugates having therapeutic activity or having the ability to enhance the therapeutic activity of other agents against infective organisms, including bacteria, viruses and fungi.

         1.3 The term "Calendar Quarter" shall mean the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

         1.4 The term "Calendar Year" shall mean each successive period of twelve consecutive calendar months commencing on January 1 and ending on December 31.

         1.5 The term "CytRx Know-How" shall mean information and materials, including but not limited to, discoveries, Improvements, processes, formulas, data, know-how and trade secrets, patentable or otherwise, which (i) are in CytRx's possession or control at the Effective Date or are developed by CytRx during the term of this Agreement, if any, (ii) are not generally known,
(iii) are necessary to SynthRx in connection with the research, development, marketing, use or sale of Licensed Products in the Field in the Territory, and
(iv) CytRx has the right to provide to SynthRx.

         1.6 The term "CytRx Licenses" shall mean the previously entered into exclusive license agreements between CytRx and Merck, Ivy Animal Health, TiterMax and Vical and the exclusive license agreement to be entered into between CytRx and Progenics upon Progenics exercising the option granted to it by CytRx for certain CytRx Know-How and CytRx Patent Rights for certain fields as defined in each license agreement listed in SCHEDULE A.

         1.7 The term "CytRx Patent Rights" shall mean (i) all United States or foreign patents or patent applications, and patents to be issued pursuant thereto, owned by or licensed to CytRx, pertaining to Flocor, the Anti-Infectives or Optivax, excluding the use in certain fields that are covered in the CytRx Licenses listed in SCHEDULE A hereto; or (ii) are divisions, continuations, reissues, renewals, extensions, supplementary protection certificates, utility models and the like of any such United States patents and patent applications and foreign equivalents thereof.

         1.8 The term "Field" shall mean the use of Licensed Intellectual Property in all fields for FLOCOR, Anti-Infectives and OptiVax Agreements, except for those fields of use that are or will be licensed under the CytRx Licenses set forth in recital A to this Agreement.

         1.9 The term "FLOCOR" shall mean surface-active copolymers of an ethylene oxide-propylene oxide condensation products that have cytoprotective, rheologic and antithrombotic activities exemplified by poloxamer 188.

         1.10 The term "Hunter Know-How" shall mean information and materials, including but not limited to, discoveries, Improvements, processes, formulas, dates, know-how and trade secrets, patentable or otherwise, which are in Hunter's possession or control at the Effective Date or are developed by Hunter alone or with others during the term of this Agreement, if any, (i) are not generally known, (ii) are necessary to SynthRx in connection with the research, development, marketing, use or sale of the Licensed Products in the Field in the Territory, and (iii) which Hunter has the right to provide to SynthRx.

         1.11 The term "Hunter Patent Rights" shall mean (i) all United States or foreign patents or patent applications and patents to be issued pursuant thereto, owned by or licensed to Hunter, including but not limited to those listed in Schedule B hereto; or (ii) are divisions, continuations, reissues, renewals, extensions, supplementary protection certificates, utility models and the like of any such United States patents and patent applications and foreign equivalents thereof in the fields of FLOCOR, the Anti-Infectives and OptiVax.

         1.12 The term "Improvement" shall mean any improvement or enhancement by SynthRx, CytRx or Hunter to any of the Licensed Intellectual Property, including without limitation in the synthesis, purification or manufacture of FLOCOR, OptiVax or the Anti-Infectives.

         1.13 The term "Licensed Product" shall mean a Product for use in the Field, that in the absence of this Agreement would infringe one or more claims of the CytRx Patent Rights or Hunter Patent Rights, or a Product that is made using a process or method covered by one or more claims of the CytRx Patent Rights or Hunter Patent Rights.

         1.14 The term "Major Market Country" shall mean the United States, Japan or one half of the countries of the European Union.

         1.15 The term "Net Sales" shall mean with respect to any Licensed Product, the gross sales price of such Licensed Product invoiced by SynthRx or Affiliates to customers who are not Affiliates (or are Affiliates but are end users of such Licensed Product) less, to the extent actually paid or accrued by SynthRx or Affiliates (as applicable), (a) normal and customary credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated or returned Licensed Product; (b) normal and customary outer packing, freight and insurance costs incurred in transporting such Licensed Product to such customers; (c) normal and customary cash, quantity and trade discounts, rebates and other price reductions for such Licensed Product given to such customers; (d) sales, use, excise, value-added and other taxes (but not income taxes of any kind) imposed upon the sale of such Licensed Product in final form to such customers; and (e) customs duties, surcharges and other governmental charges incurred in exporting or importing such Licensed Product to such customers.

         In the case of a Combination Product, as defined below, for which the agent or ingredient constituting a Licensed Product and each of the other active agents or active ingredients not constituting a Licensed Product have established market prices when sold separately, Net Sales shall be determined by multiplying the Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Licensed Product contained in the Combination Product and the denominator of which shall be the sum of the established market prices for the Licensed Product plus the other active agents or active ingredients contained in the Combination Product. When such separate market prices are not established, then the parties shall negotiate in good faith to determine a fair and equitable method of calculating Net Sales for the Combination Product in question. For purposes of the foregoing, "Combination Product" shall mean any product containing both an agent or ingredient, which constitutes a Licensed Product and one or more other active agents which do not by themselves constitute Licensed Products, whether such Combination Product is packaged separately but sold together or are both packaged and sold together.

         1.16     The term "OptiVax" shall mean novel
polyoxyethylene/polyoxypropylene copolymers that are high molecular weight molecules and are useful as vaccine adjuvants.

         1.17 The term "Organization Agreement", shall mean the Agreement dated as of October 20, 2003, by and among CytRx, SynthRx and Hunter.

         1.18 The term "Phase I Clinical Trial" shall mean that portion of the clinical development program, which includes one or more trials of a Licensed Product on human patients to estimate initial safety and tolerability for the desired claims and indications.

         1.19 The term "Phase II Clinical Trial" shall mean that portion of the clinical development program conducted after the completion of the required Phase I Clinical Trials and which includes one or more human clinical trials, which trials are intended to evaluate the safety and effectiveness of a Licensed Product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy the requirements of 21 CFR 312.21(b), any future revisions thereof, any future substitutes therefor, or foreign equivalents thereof.

         1.20 The term "Phase III Clinical Trial" shall mean that portion of the clinical development program which includes one or more human clinical trials, the results of which could be used to establish the safety and efficacy of a Licensed Product as a basis for a NDA or that would otherwise satisfy requirements of 21 CFR 312.21(c), any future revisions thereof, any future substitutes therefor, or foreign equivalents thereof.

         1.21 The term "Product" shall mean any prescription or over-the-counter prophylactic, diagnostic or therapeutic product, vaccine or medical device for use in the Field in the Territory.

         1.22 The term "Proprietary Information" shall mean all SynthRx Know-How, Hunter Know-How and CytRx Know-How, and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing or orally or by sensory detection, which is provided by one party to the other party in connection with this Agreement.

         1.23 The term "Regulatory Approval" shall mean notification from the United States Food and Drug Administration or a comparable regulatory authority in a country that all approvals for the marketing of a Licensed Product, including pricing approvals, have been granted.

         1.24 The term "SynthRx Know-How" shall mean any SynthRx information and materials, including but not limited to, discoveries, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which during the term of this Agreement are not generally known.

         1.25 The term "Territory" shall mean all of the countries in the world.

         1.26 The term "separately branded Licensed Products" shall mean two or more Licensed Products that are not interchangeable. It does not include different dosage forms, modified labeling or different names used in conjunction with different languages.

                                   ARTICLE II.
                   LICENSE; DEVELOPMENT AND COMMERCIALIZATION

         2.1 SynthRx License Grant. CytRx hereby grants to SynthRx effective as of the Effective Date an exclusive license to CytRx Patent Rights in the Territory with the right to sublicense the Licensed Intellectual Property to research, develop, use, manufacture, have manufactured, sell, offer to sell or have sold (i) Licensed Products; and (ii) OptiVax as it relates to use in the Field.

         2.2      Exchange of Information; Supply of Material.

                  (a) Initial Data Transfer. CytRx shall make available to SynthRx on or prior to the Closing Date in English and in writing for its use, CytRx Know-How in CytRx's possession as of the Closing Date (as defined in the Organization Agreement), including but not limited to the embodiments of such CytRx Know-How as set forth on the attached SCHEDULE C. CytRx also agrees to disclose to SynthRx, upon execution of this Agreement CytRx's pending United States patent applications, if any. CytRx shall also transfer to SynthRx within 60 days of the Closing Date copies of all regulatory filings (including without limitation IND's) and data pertaining to FLOCOR, OptiVax and CytRx's Anti-Infectives patent portfolio.

                  (b) Additional Data Transfer. During the term of this Agreement and so long as SynthRx continues to have an obligation to pay royalties to CytRx under this Agreement, CytRx shall promptly disclose to SynthRx in writing on an ongoing basis all CytRx Know-How not previously disclosed.

                  (c) Reports. During the term of this Agreement, and upon written request from CytRx, but not more than once per Calendar Year, SynthRx agrees to provide CytRx with a written report summarizing research and development activities related to the Licensed Intellectual Property over the previous Calendar Year.

                  (d) Sublicense Agreements. SynthRx shall provide to CytRx a copy of all sublicense agreements pertaining to Licensed Intellectual Property within 30 days of execution.

                  (e) Supply of Flocor and other drug product. CytRx shall assign ownership to SynthRx on or before the Second Closing Date (as defined in the Organization Agreement) of all of its drug product relating to OptiVax, the Anti-Infectives and FLOCOR, including FLOCOR finished drug product, work in progress drug product and drug substance in accordance with the provisions of the Organization Agreement but makes no representation or warranty as to the physical condition or usability in future clinical trials of any of these drug materials. CytRx also agrees to sell to SynthRx all equipment owned by CytRx that is located at the Organichem Corp. facility and to use its commercially reasonable best efforts to negotiate on behalf of SynthRx a new supply agreement for FLOCOR with Organichem Corp. If SynthRx accepts the equipment at Organichem Corp., SynthRx will pay a one time payment to CytRx of $200,000. This amount will be due at the time of first commercial sale of a product produced by the Organichem facility for SynthRx.

         2.3 Development and Commercialization. SynthRx shall use its commercially reasonable best efforts at its own expense, to develop and commercialize Licensed Products in the Territory and to maximize the sales of Licensed Products. SynthRx shall provide CytRx with summaries of all of its development plans for Licensed Products as well as copies of all material correspondence with the FDA and other foreign regulatory authorities with respect to the development, manufacture and sale of Licensed Products.

                                  ARTICLE III.
                         CONFIDENTIALITY AND PUBLICATION

         3.1 Nondisclosure Obligation. All Proprietary Information disclosed by a disclosing party to a receiving party hereunder shall be maintained in confidence by the receiving party and shall not be disclosed to a non-party or used for any purpose except as set forth herein without the prior written consent of the disclosing party, except to the extent that such Proprietary Information:

                  (a) is known by recipient at the time of its receipt, and not through a prior disclosure by the disclosing party, as documented by business records;

                  (b)      is properly in the public domain;

                  (c) is subsequently disclosed to the receiving party by a third party who may lawfully do so and is not under an obligation of confidentiality to the disclosing party;

                  (d) is developed by the receiving party independently of Proprietary Information received from the disclosing party as documented by business records;

                  (e) is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market Licensed Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations upon prior review and consent of the disclosing party;

                  (f) is deemed necessary by SynthRx to be disclosed to sublicensees, agents, consultants, Affiliates, distributors and/or other third parties for the research and development, manufacture, use sale or offer for sale of Licensed Products (or for such parties to determine their interest in performing such activities) in accordance with this Agreement on the condition that such third parties agree to be bound by the confidentiality obligations contained in this Agreement, provided the term of confidentiality for such third parties shall be no less than ten (10) years; or

                  (g) is required to be disclosed by law or court order, provided that notice is promptly delivered to the other party in order to provide an opportunity to challenge or limit the disclosure obligations.

                                   ARTICLE IV.
                         PAYMENTS; ROYALTIES AND REPORTS

         4.1 Initial Payment. In partial consideration for the license granted pursuant to Section 2.1 hereof under the Licensed Intellectual Property, upon the terms and conditions contained herein, SynthRx shall pay to CytRx on the Effective Date the CytRx cash license payment provided for by Section 2.2 of the Organization Agreement. This cash payment shall be non-refundable and not creditable against the royalty or other payments called for by Section 4.2 or
Section 4.3 hereof

         4.2 Milestone Payments. Subject to the terms and conditions in this Agreement and as further consideration for the license granted herein, SynthRx shall pay to CytRx the following milestone payments, which shall be non-refundable and not creditable against the royalty called for under Section
4.3 hereof:

                  (a) With respect to the development of Licensed Products being developed by SynthRx or an affiliate based on FLOCOR Intellectual
Property:

                           (i)      A {***} payment for the first Major Market
Country upon obtaining Regulatory Approval and first commercial sale due to such approval in that country.

                           (ii)     For each additional separately branded
License Product:

                                    A {***} payment for the first Major Market
Country in which a Regulatory Approval is obtained, upon the securing the first commercial sale due to such approval.

                  (b) With respect to the development of Licensed Products being developed by SynthRx or an affiliate based on Anti-Infectives Intellectual
Property:

                           (i)      A {***} payment for the first Major Market
Country in which Regulatory Approval is obtained, upon the securing the first commercial sale due to such approval.

                           (ii)     For each additional separately branded
Licensed Product:

                                    A {***} payment for the first Major Market
Country in which a Regulatory Approval is obtained, upon the securing the first commercial sale due to such approval.

Except as otherwise provided above, SynthRx shall notify CytRx in writing within 30 days upon the achievement of each milestone. Payment shall be divided and spread over time, as follows: {***} will be due on market introduction; the remaining {***} will be payable over time at a rate of 25% of net sales quarterly as set forth in the reports described in Section 4.3.3 hereof until the total amount specified is paid.

         4.3      Royalties.

                  4.3.1 Royalties Payable By SynthRx. Subject to the terms and conditions of this Agreement, SynthRx shall pay to CytRx royalties for sales by SynthRx or an affiliate of Licensed Product on a country-by-country basis in an amount equal to:

                  (a) Subject to Paragraph 4.3.1(b) below, for Net Sales by SynthRx or Affiliates of Licensed Products sold:

                           (i)      under the license to FLOCOR Intellectual
Property granted under Section 2.1(a) hereof, a royalty of {***}.

                           (ii)     under the license for Anti-Infectives
Intellectual Property granted under Section 2.1(a) hereof, a royalty of {***};
and

                           (iii)    under the license for OptiVax Intellectual
Property granted under Section 2.1(a) hereof, a royalty of {***}.

                  (b) If in any country, the total royalty payments on a Licensed Product (including royalties payable to CytRx) being paid by SynthRx or its Affiliates exceeds double the royalty obligation to CytRx, the royalty to CytRx for such country shall be reduced by the formula set forth below, provided that in no event shall the royalty payable to CytRx be reduced by more than 50% on a country-by-country basis. It is understood that royalty reductions are intended to be equitably applied to all of SynthRx's licensors of technology related to Licensed Products. If SynthRx concludes that a royalty reduction formula is applicable, SynthRx shall inform CytRx of the total amount of its royalty burden on Licensed Product. SynthRx represents and warrants that as of the Effective Date, it has no reason to know that total royalty payments on Licensed Products will exceed 10%.

                  Formula. The amount payable to CytRx will be the larger of (1) the contracted royalty to CytRx multiplied by the fraction that is double the total royalty obligation of SynthRx or (2) 50% of the contracted royalty to CytRx.

         Example: CytRx royalty is {***} and total royalty burden on Licensed Product is 30%. Royalty due CytRx would be as follows: {***} multiplied by {***}. This is {***}.

                  (c) Royalties on Licensed Product at the rates set forth in this Section 4.3.1 shall be effective as of the date of first commercial sale of Licensed Product in a country and shall continue for the longer of 7 years from the first commercial sale of Licensed Product in that country or until the expiration of the last applicable patent on Licensed Product in such country in the case of sales under Subsection 4.3.1 (unless a generic equivalent for Licensed Product is then being marketed in such country, in which case the royalty rate will be reduced by 50%) subject to the following conditions.

                                    (A)      that only one royalty shall be due
under this Agreement with respect to the each unit of Licensed Product;

                                    (B)      that no royalties shall be due upon
the sale or other transfer among SynthRx or its Affiliates, but in such cases the royalty shall be due and calculated upon SynthRx's or its Affiliate's Net Sales; no royalties shall accrue on the disposition of Licensed Product by SynthRx or its Affiliates as samples (promotion or otherwise) or as donations (for example, to non-profit institutions, government agencies for a non-commercial purpose); and

                                    (C)      sales of Licensed Product by
SynthRx, any Affiliate of SynthRx or any sublicensee or distributor of SynthRx solely for research or clinical testing or for indigent or similar public support or compassionate use programs, which sales are made at or below the cost of goods of such Licensed Product or at or below the cost of purchasing such Licensed Product from a third party manufacturer if such Licensed Product is so purchased by SynthRx (plus, in each case, the costs of shipping and administration of such clinical, indigent or compassionate use program) shall be excluded from the computation of Net Sales.

                  4.3.2 Royalty Payable Under Managed Pharmaceutical Contract. It is understood by the parties that SynthRx may sell Licensed Product to an independent third party (such as a retailer or wholesaler) and may subsequently perform services relating to Licensed Products under a managed pharmaceutical benefits contract or other similar contract. In such cases, it is agreed by the Parties that Net Sales shall be based on the invoice price to an independent retailer or wholesaler, provided that such invoice price represents a fair market price for such Licensed Products.

                  4.3.3 Reports; Payment of Royalty. During the term of this Agreement following the first commercial sale of a Licensed Product, SynthRx shall furnish to CytRx a quarterly written report for the Calendar Quarter showing the sales of all Licensed Products subject to royalty payments sold by SynthRx, its Affiliates and its sublicensees in the Territory during the reporting period and the royalties payable under this Agreement. Reports shall be due on the 45th day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. SynthRx shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

                  4.3.4    Audits.

                  (a) Upon the written request of CytRx and not more than once in each Calendar Year, SynthRx shall permit an independent certified public accounting firm of nationally recognized standing selected by CytRx and reasonably acceptable to SynthRx, at CytRx's expense, to have access during normal business hours to such of the records of SynthRx as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than 24 months prior to the date of such request. The accounting firm shall disclose to CytRx only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to CytRx.

                  (b) If such accounting firm correctly concludes that additional royalties were owed during such period, SynthRx shall pay the additional royalties within 30 days of the date CytRx delivers to SynthRx such accounting firm's written report so correctly concluding, and will also pay the fees charged by such accounting firm. In addition, if the additional royalties found due exceed 5% of the amounts paid, the SynthRx will pay CytRx interest on such additional royalties at the rate of prime rate plus 2% (as published in the Wall Street Journal on the last Friday of the month) from the date such additional royalties were due to the date such additional royalties are paid.

                  (c) SynthRx shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to SynthRx, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by CytRx's independent accountant to the same extent required of SynthRx under this Agreement. Upon the expiration of 24 months following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon CytRx, and SynthRx and its sublicensees shall be released from any liability or accountability with respect to royalties for such year.

                  (d) CytRx shall treat all financial information subject to review under this Section 4.3.4 or under any sublicense agreement in accordance with the confidentiality provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with SynthRx obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

                  4.3.5 Payment Exchange Rate. All payments to be made by SynthRx to CytRx under this Agreement shall be made in United States dollars and may be paid by check made to the order of CytRx or bank wire transfer in immediately available funds to such bank account in the United States designated in writing by CytRx from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars shall be made according to the prevailing rate of exchange on the last business day of the month in which such sales were recorded as published in the Wall Street Journal.

                  4.3.6 Income Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article IV, SynthRx shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article IV. SynthRx shall submit appropriate proof of payment of the withholding taxes to CytRx within a reasonable period of time.

                  4.3.7 Sublicense Income. If SynthRx elects to sublicense CytRx Patent Rights as provided for in Section 2.1, then after such sublicense the milestone payments (Section 4.2) and royalties (Section 4.3) will not apply to any Licensed Product sold by the sublicensee. Instead, SynthRx shall pay CytRx an amount equal to {***} of any sublicensing income that it receives from any third party within 30 days after receiving the sublicense payment from the sub licensee. Sublicense income includes all payments received by SynthRx in consideration of any sublicense of the rights granted to SynthRx by CytRx pursuant to Section 2.1 hereof, including without limitation, license fees, royalties, milestone payments, license maintenance fees and strategic alliance payments, whether in cash, equity or other property, with the payment by SynthRx to CytRx to be in the same form as the payment received by SynthRx.

                                   ARTICLE V.
                  REPRESENTATIONS AND DISCLAIMER OF WARRANTIES

         5.1 NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY CYTRX OF THE VALIDITY OF ANY OF THE PATENTS OR THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE, OF ANY CYTRX KNOW-HOW AND ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, OR PRACTICES AT ANY TIME MADE AVAILABLE BY CYTRX. CYTRX SHALL HAVE NO LIABILITY WHATSOEVER TO SYNTHRX OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON SYNTHRX OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (a) THE PRODUCTION, USE, OR SALE OF ANY PRODUCT, OR THE PRACTICE OF THE PATENT RIGHTS AND/OR CYTRX KNOW-HOW; (b) THE USE OF ANY CYTRX KNOW-HOW OR ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, OR PRACTICES DISCLOSED BY CYTRX; OR (c) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES BY SYNTHRX WITH RESPECT TO ANY OF THE FOREGOING.

                                   ARTICLE VI.
                        INVENTIONS AND PATENT PROVISIONS

         6.1 Filing, Prosecution and Maintenance of Patents. SynthRx, at its own expense shall have primary responsibility for filing, prosecuting, and maintaining any and all CytRx Patent Rights, including any Improvements to the CytRx Patent Rights. SynthRx shall have the right to determine whether or not, and where to abandon the prosecution of any patent or patent application, to discontinue the maintenance of any patent or patent application, or to seek patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to patents. SynthRx shall provide CytRx with copies of all material correspondence and filings with the U.S. Patent and Trademark Office and any foreign patent office. CytRx may, at its own expense, file for or maintain any patent that SynthRx elects to not pursue or to abandon, in which case such patent shall be excluded from the CytRx Patent Rights that are licensed to SynthRx. However, some CytRx patents are overlapping, providing multiple layers of protection. SynthRx may elect to abandon such patents that are deemed not necessary for protection of the technology. Consequently, if CytRx files for or maintains any patent that

SynthRx elects to not pursue or to abandon, then CytRx agrees not to enforce that patent against any activities of SynthRx permitted by this Agreement that are protected by patents that SynthRx has elected to maintain.

         6.2      Interference, Opposition, Reexamination and Reissue.

                  (a) CytRx and SynthRx shall, within ten 10 days of learning of such event, inform the other party of any request for, or filing or declaration of any interference, opposition, or reexamination relating to any of the CytRx Patent Rights. SynthRx and CytRx shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding, with SynthRx having primary responsibility, at its own expense, for implementing such agreed upon action.

                  (b) SynthRx shall not institute any reexamination, or reissue proceeding relating to any of the CytRx Patent Rights without the prior written consent to CytRx, which consent shall not be unreasonably withheld.

                  (c) In connection with any interference, opposition, reissue, or reexamination proceeding relating to any of the CytRx Patent Rights, SynthRx and CytRx will cooperate fully and will provide each other with any information or assistance that either may reasonably request. SynthRx shall keep CytRx informed of developments in any such action or proceeding, including, to the extent permissible, the status of any settlement negotiations and the terms of any offer related thereto.

         6.3      Enforcement Rights.

                  (a) CytRx and SynthRx shall give each other notice of either (i) any infringement of any of the CytRx Patent Rights, or (ii) any misappropriation or misuse of CytRx Know-How, that may come to CytRx's or SynthRx's attention. SynthRx and CytRx shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by SynthRx at its own expense to terminate any infringement of any of the CytRx Patent Rights or any misappropriation or misuse of CytRx Know-How. SynthRx shall promptly inform CytRx if SynthRx elects not to exercise its right to commence legal action and CytRx shall thereafter have the right, but not the obligation, to either initiate and prosecute such action.

                  (b) In the event that SynthRx elects not to initiate and prosecute an action as provided in paragraph (a), and CytRx elects to do so, the costs of any course of action to terminate infringement of any of the CytRx Patent Rights or misappropriation or misuse of CytRx Know-How, including the costs of any legal action commenced shall be shared equally by CytRx and SynthRx.

                  (c) For any action to terminate any infringement of any of the CytRx Patent Rights or any misappropriation or misuse of CytRx Know-How, in the event that SynthRx is unable to initiate or prosecute such action solely in its own name, CytRx will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for SynthRx to initiate litigation to prosecute and maintain such action. In connection with any action, SynthRx and CytRx will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, the status of any settlement negotiations and the terms of any offer related thereto.

                  (d) Any recovery obtained by either SynthRx or CytRx in connection with or as a result of any action contemplated by this section, whether by settlement or otherwise, shall be shared in order as follows:

                           (i)      the party which initiated and prosecuted the
action shall recoup all of its costs and expenses incurred in connection with the action;

                           (ii)     the other party or parties shall then, to
the extent possible, recover its costs and expenses incurred in connection with the action; and

                           (iii)    the amount of any recovery remaining shall
then be allocated between the parties on a pro rata basis under which CytRx shall receive a proportion based on the royalties it lost and SynthRx shall receive any remaining amounts.

                  (e) CytRx shall immediately give notice to SynthRx of any certification regarding any Patent Rights it has received pursuant to the United States "Drug Price Competition and Patent Term Restoration Act of 1984" under either 21 U.S.C. Sections 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or equivalent foreign provision and shall provide SynthRx with a copy of such certification within 5 days of receipt. CytRx's and SynthRx's rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be defined in paragraphs (a)-(d) hereof; provided, however, if SynthRx decides not to bring infringement proceedings against the entity making such a certification, SynthRx shall give notice to CytRx of such decision not to bring suit within 30 days after receipt of notice of such certification. CytRx may then, but is not required to, bring suit against the party that filed the certification. Any such suit by SynthRx or CytRx shall either be in the name of SynthRx or in the name of CytRx, or jointly.

         6.4 Patent Term Restoration. SynthRx and CytRx shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to the CytRx Patent Rights. SynthRx shall have the opportunity to make any election with respect to obtaining such patent term restoration to the extent possible and shall bear the cost thereof, which shall be fully creditable toward any future royalty payments owed by SynthRx pursuant to Section 5.3 hereof.

         6.5 Patent Markings. SynthRx agrees to mark the Licensed Products and OptiVax sold in the United States with all applicable United States patent numbers. All Licensed Products and OptiVax shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

                                  ARTICLE VII.
                              TERM AND TERMINATION

         7.1 Term and Expiration. This Agreement shall be effective as of the Effective Date and the term of this Agreement shall continue in effect until the expiration of all royalty obligations hereunder. Upon expiration of all royalty obligations hereunder, SynthRx's license pursuant to Section 2.1 hereof shall become a fully paid-up, perpetual license.

         7.2 Termination Without Cause by SynthRx. Notwithstanding anything contained herein to the contrary, SynthRx shall have the right to terminate the license granted under this Agreement at any time in its sole discretion by giving 90 days advance written notice to CytRx. In the event of such termination under this Section 7.2, the rights and obligations under SynthRx's license pursuant to Section 2.1 hereof and any payment obligations not due and owing as of the termination date shall terminate, but the provisions of Article III shall survive such termination.

         7.3      Termination for Cause.

                  7.3.1 Termination for Non-Payment. The parties agree that in the event that SynthRx fails to make any non-disputed payment due by virtue of Article IV and such failure to make such non-disputed payment continues for 30 days after written notice of such breach is provided to SynthRx by CytRx, then the license granted to SynthRx under Section 2.1 hereof shall automatically terminate at the conclusion of the such 30-day period, unless otherwise mutually agreed to in writing by SynthRx and CytRx.

                  7.3.2 Termination for Cause. This Agreement may be terminated by notice by either SynthRx or CytRx at any time during the term of this Agreement if the other party is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within 60 days after notice requesting cure of the breach. This Agreement may be terminated by notice by CytRx upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by SynthRx, or upon a general assignment of a substantial portion of all of SynthRx's assets for the benefit of creditors; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within 90 days after the filing thereof.

                  7.3.3    Effect of Termination for Cause on License.

                  (a) In the event that CytRx terminates this Agreement under Section 7.3.1 hereof or 7.3.2 hereof, SynthRx's license pursuant to
Section 2.1 hereof shall terminate as of such termination date, but the provisions of Article III shall survive such termination.

                  (b) In accordance with Section 365(n) of the United States Bankruptcy Code, 11 USC 365(n), in the event an order for relief becomes effective in any bankruptcy case under any chapter of the Bankruptcy Code, in which CytRx is a debtor, SynthRx shall, as licensee from CytRx, upon the rejection of such license by CytRx, have the right, without limitation and in addition to all rights provided for by the Bankruptcy Code or otherwise, to elect to retain its rights (including a right to enforce any exclusivity provision of such license, but excluding any other right under applicable nonbankruptcy law to specific performance of such license) under such license and under any agreement supplementary to such license, to such intellectual property (including any embodiment of such intellectual property to the extent protected by applicable nonbankruptcy law), as such rights existed immediately before the bankruptcy case commenced, for:

                           (i)      the duration of such license; and

                           (ii)     any period for which such contract may be
extended by the licensee as of right under applicable nonbankruptcy law.

                  (c) In the event that CytRx materially breaches this Agreement and fails to cure such breach as permitted by Section 7.3.1 hereof, SynthRx may, in lieu of terminating this Agreement, recover the damages from CytRx specifically resulting from such breach; provided, however, that SynthRx will continue to be obligated to make and shall make all of the payments to CytRx provided for by Article IV hereof or otherwise under this Agreement.

         7.4 Effect of Termination. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Licensed Products sold prior to such termination. Notwithstanding the foregoing, any termination by either party pursuant to Section 7.3.1 hereof or Section 7.3.2 hereof shall not limit any other remedies that either party may have against the other arising out of or related to such breach, including claims for damages. To the extent SynthRx's license in CytRx Know-How is terminated, SynthRx shall promptly transfer to CytRx all copies and materials containing CytRx Know-How in its possession and control and in the possession and control of its Affiliates, sublicensees and distributors and shall delete all CytRx Know-How, or any portion thereof, from its and their computer data bases.

                                  ARTICLE VIII.
                                  MISCELLANEOUS

         8.1 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party. The affected party shall notify the other party of such force majeure circumstances as soon as reasonably practical.

         8.2 Assignment. This Agreement may not be assigned by SynthRx without the consent of CytRx and may not be assigned by CytRx without the consent of SynthRx. Notwithstanding the foregoing, either party hereto may assign this Agreement without the other party's consent in connection with a merger into, a consolidation with, or a transfer of all or substantially all of its corporate assets or the transfer of all or substantially all of the assets related to the product line to which this Agreement pertains as an entirety or to any corporation, partnership or other person or entity, so long as the successor surviving person or entity in any such merger, consolidation, partnership or other person or entity transfer or reorganization assumes in writing the obligations of this Agreement. Such merger, consolidation, transfer or reorganization shall not in any way be a breach of this Section 8.2, nor be a default under this Agreement. Any permitted assignee shall assume all obligations of its assignor under the Agreement.

         8.3 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the parties. The parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

         8.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized overnight or second day courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                if to CytRx, to:               CytRx Corporation
                                               11726 San Vicente Boulevard
                                               Suite 650
                                               Los Angeles, California 90049
                                               Attention:  President & CEO
                                               Facsimile No. (310) 826-5529

                if to SynthRx, to:             _________________________________
                                               _________________________________
                                               _________________________________
                                               Facsimile No.: (_____)___________

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by telecopier on a business day, on the business day after dispatch if sent by nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail.

         8.5 Applicable Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the United States without reference to any rules of conflict of laws.

         8.6 Dispute Resolution. The parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the parties do not fully settle, and a party wishes to pursue the matter, each such dispute, controversy or claim that is not an "Excluded Claim" shall be finally resolved by binding arbitration in Las Vegas, Nevada in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association ("AAA"), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business. Within 30 days after initiation of arbitration, each party shall select one person to act as arbitrator and the two party-selected arbitrators shall select a third arbitrator within 30 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the AAA shall appoint the third arbitrator. Either party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a party's compensatory damages. Each party shall bear its own costs and expenses and attorneys' fees and an equal share of the arbitrators' and any administrative fees of arbitration. Except to the extent necessary to confirm an award or as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Texas statute of limitations. As used in this Section, the term "Excluded Claim" shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

         8.7 Entire Agreement. This Agreement, together with the Organization Agreement, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of the Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by each of the parties hereto.

         8.8 Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         8.9 Independent Contractors. It is expressly agreed that the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party.

         8.10 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

         8.11 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.12 Waiver of Rule of Construction. Each party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the parties agree that the rule of construction that any ambiguity in this Agreement shall be construed against the drafting party shall not apply.

         8.13 Exportation of Technical Information. SynthRx agrees to comply with the laws and rules of the United States Government regarding prohibition of exportation of CytRx Know-How furnished to SynthRx either directly or indirectly by CytRx.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                          CYTRX CORPORATION

                                          By:___________________________________

                                          Title:________________________________

                                          Date:_________________________________

                                          SYNTHRX, INC.

                                          By:___________________________________

                                          Title:________________________________

                                          Date:_________________________________

                                   SCHEDULE A
                                       TO
                                LICENSE AGREEMENT

                               PATENTS & LICENSES

U.S. PATENT

5,554,372 (subject to U.S. government regulations)
5,990,241
6,086,899
RE 36,665
5,567,859
5,696,298
5,824,322
Pending application 90/104,088

RELATED FOREIGN PATENTS

WO96/04932

U.S. PATENT

5,234,683
5,114,708
5,824,322

RELATED FOREIGN PATENTS

596,986               Australia                  556              Spain
1,279,822             Canada                     228,448          France
36,564                Chile                      228,448          United Kingdom
96,104,742            China                      176,179          Mexico
228,448               Germany                    228,448          Netherlands
228,448               EPO                        864,556          South Africa

                                    C(A) - 1

LICENSE AGREEMENTS

                AGREEMENT                            DATE
                ---------                            ----
TiterMax, USA, Inc.                            June 15, 2000
Merck & Co.                                    November 1, 2000
Ivy Animal Health                              February 16, 2001
Vical Incorporated                             December 7, 2001
PSMA Development Co., LLC (option agreement)   December 23, 2002
TransForm Pharmaceuticals, Inc.                April 22, 2003

                                    C(A) - 2

                                   SCHEDULE D

                                 HUNTER KNOW HOW

         None

                                      D - 1